Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Athene Holding Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Preferred Stock, par value $1.00 per share (3)	Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees to be Paid	Debt	Debt Securities (4)	Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees to be Paid	Other	Depositary Shares (5)	Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees to be Paid	Other	Warrants (6)	Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees to be Paid	Other	Units (7)	Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					—		(2)

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							(2)

(1) An unspecified aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), to defer payment of all of the registration fee.

(2) In accordance with Rules 456(b) and 457(r) of the Securities Act, the registrant is deferring payment of all of the registration fee required in connection with this registration statement and will pay such fees on a “pay-as-you-go” basis.

(3) Includes preferred stock issuable exchange of securities registered hereunder to the extent any such securities are, by their terms, exchangeable for preferred stock, including upon the exercise of warrants.

(4) Debt securities issued hereunder may include senior debt securities, subordinated debt securities and junior subordinated debt securities. Includes debt securities issuable upon exchange of securities registered hereunder to the extent any such securities are, by their terms, exchangeable for debt securities, including upon the exercise of warrants.

(5) Includes depositary shares evidenced by depositary receipts issuable if the registrant elects to offer fractional interests in debt securities or shares of preferred stock registered hereby, including upon the exercise of warrants.

(6) Warrants may represent rights to purchase debt securities, preferred stock or other securities described in this registration statement, or any combination of the securities registered under this registration statement. Warrants may be issued independently or together with any underlying securities and may be attached or separate from the underlying securities.

(7) Each unit may consist of two or more of the other securities being registered hereunder or debt obligations of third parties, such as U.S. Treasury securities, in any combination. Includes units issuable upon exchange of securities registered hereunder to the extent any such securities are, by their terms, exchangeable for units, including upon the exercise of warrants.